Exhibit 99.02
     Cardinal Health, Inc. (the “Company”) incurred special items during the fourth quarter of fiscal 2005 consisting primarily of restructuring charges of $64.6 million, merger-related charges of $11.4 million and costs related to the Securities Exchange Commission (“SEC”) investigation and Audit Committee internal review of $31.0 million. The costs were partially offset by income of $21.1 million received in conjunction with the settlement of litigation arising from antitrust claims alleging certain prescription drug manufacturers took improper actions to delay or prevent generic drug competition. Restructuring charges primarily relate to the previously announced global restructuring program. The costs incurred to date under the global restructuring program primarily consist of employee-related costs, asset impairments and facility exit costs. Merger-related charges include such items as employee-related costs and costs associated with exit and consolidation of facilities, as well as costs of integrating acquired businesses. Costs related to the SEC investigation and Audit Committee internal review primarily include legal fees and document preservation and production costs. On an after-tax basis, the special items incurred during the fourth quarter of fiscal 2005 totaled $76.7 million compared to $25.3 million for the year-earlier period. In the opinion of management, these special items, by their nature, rarely have predictable trends and are not truly reflective of ongoing operating results. Therefore, the Company presents its results on both a basis using generally accepted accounting principles (“GAAP”) and a basis excluding these special items.
     Management uses the basis excluding these special items to measure its performance in addition to the GAAP results. As the Company’s core business is providing health care products and services to the healthcare industry, management finds it useful to use a metric that does not include charges and gains associated with restructuring, merger-related activity and litigation. While these special items may be recurring items for the Company, management believes they are not reflective of the day-to-day offering of its products and services and relate to more strategic, multi-year corporate actions that tend to mask the trends and financial performance of the Company’s products and services. Management also believes that investors may also find an unmasked view of the Company’s core operations to be useful.
     In addition, the Company has identified certain items that are either infrequent or will aid the reader in analyzing comparability between prior periods. These items include asset impairment charges and losses on sale of fixed assets of $15.0 million, an inventory write-off adjustment of $0.6 million related to an SKU rationalization project within the Company’s Pharmaceutical Distribution and Provider Services segment, an $11.8 million latex receivable write-off within the Company’s Medical Products and Services segment, and a $26.3 million charge related to the Homeland Investment Act repatriation tax provision. The Company provided information regarding the impact of each of these items on its consolidated results. The Company believes this information is useful for investors’ assessment of the operating trends of the Company’s businesses.
     Management encourages readers to rely upon the GAAP numbers, but includes the amounts that have been adjusted as a supplemental metric to assist readers. It should be noted that the items being adjusted from the GAAP results represent actual income or expense to the Company. These items impact operating cash flow available to support on-going operations. As such, these items are an important component of the financial performance of the Company and any metric excluding them will present an incomplete picture.